EXHIBIT 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2006, accompanying the financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of SCOLR Pharma, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SCOLR Pharma, Inc. on Form S-3 (File No. 333-129275, File No. 333-123316, File No. 333-113949), on Form S-2 (File No. 333-107906) and on Form S-8 (File No. 333-116922, File No. 333-40290, File No. 333-79343).

/s/    GRANT THORNTON LLP

Seattle, Washington

March 17, 2006